Exhibit 1.1

FLAMEL TECHNOLOGIES

A joint stock company with a share capital of € 3,005,783
Registered office located at VENISSIEUX (Rhône) Parc Club du Moulin à Vent
33, avenue du Docteur Georges Lévy

R.C.S. LYON B 379.001.530

BY LAWS

Updated as of March 2, 2011

ARTICLE 1 – FORM

The Company is a joint stock company governed by applicable laws and regulations and by these by-laws.

ARTICLE 2 – CORPORATE NAME

The corporate name is FLAMEL TECHNOLOGIES.

All the decisions and documents of the Company addressed to third parties, including but not limited to, letters, invoices, announcements and releases must indicate the name of the Company, immediately preceded or followed by, in legible form, the words « société anonyme  » or of the initials “S.A.”, the indication of the amount of the share capital and the SIREN number followed by the mention “R.C.S.”, followed by the name of the city where is located the court with which the Company is registered.

ARTICLE 3 – COMPANY PURPOSE

The purpose of the Company is, in France or abroad:

- on the one hand :

- design, realization of new materials for the chemical industry as well as for other industries, specifically in the field of pharmacy, health (biomaterials), cars, aerospace, telecommunications, motorists (turbines), packing and conditioning (specifically in the field of bio-destruction) ;

- research and development of polymer and ceramic materials corresponding to identified needs ;

- filing, study, acquisition, operation and concession of patents, licenses, processes, trademarks and specialized knowledge linked with, or relating to, in any way, to the above mentioned technological fields ;

-	production and sale of designed materials ;

- on the other hand:

- design, development, manufacture, distribution, import, export of drugs, pharmaceutical specialities and other health products, as well as the exploitation of pharmaceutical specialities, drugs and other health products,

- and generally, all operations, of any kind, economic or legal, financial, civil or commercial that can be directly or indirectly linked, on its own behalf of on the behalf of third parties, either alone or with third parties, with this corporate purpose or with any similar, related or complementary purpose, as well as the direct or indirect participation of the Company to all activities or industrial operations on any kind, if such activities or operation can be directly or indirectly linked to the company purpose or to any similar, related or complementary purpose.

ARTICLE 4 – REGISTERED OFFICE

The registered office is at VENISSIEUX (Rhône) 33, avenue du Docteur G. Lévy - Parc Club du Moulin à vent.

Notwithstanding the power granted to the shareholders by law and these by-laws in this respect, the registered office may be transferred to any other site in the same département or an adjoining département upon a decision of the board of directors, subject to ratification at the subsequent ordinary general shareholders meeting, or any other locality by virtue of a decision of an extraordinary general shareholders meeting.

ARTICLE 5 - DURATION

The duration of the Company has started to run as of August 10, 1999 and shall expire on August 9, 2099, except in cases of early dissolution or extension.

ARTICLE 6 – SHARE CAPITAL

The share capital is set at an amount of three million five thousand seven hundred and eighty three Euros (3,005,783€), divided into 24,645,650 shares each with a value of €0.12196.

ARTICLE 7 – FISCAL YEAR

Each fiscal year shall last one year starting January first of each year and ending on December 31 of the same year.

By exception, the first fiscal year shall end on December 31, 1991.

ARTICLE 8 - ALLOCATION OF THE PROFITS

If the results of the fiscal year, as approved by the general shareholders meeting, show the existence of a distributable profit, the general shareholders meeting shall decide to allocate such profit to one or several reserve accounts of which the general shareholders meeting decides the attribution or use, to carry it forward or to distribute it.

After acknowledging the existence of reserves, the general shareholders meeting may decide the distribution of the amounts taken from the reserves. In this case, the decision expressly mentions the reserve accounts from which the amounts are taken. The general shareholders meeting may also grant to each shareholder, an option between the payment in cash or in shares of all or part of the paid dividend.

ARTICLE 9 - TYPE OF THE SHARES

The shares are registered.

They shall be registered on an account opened by the Company in the name of the shareholder under the conditions set forth in applicable law and regulations. An affidavit of inscription on the account can be granted to the shareholder on shareholder’s request.

ARTICLE 10 – SALE AND ASSIGNMENT OF SHARES

Shares are freely negotiable under the conditions and limitations set forth by applicable law and regulations.

Any transfer of shares takes place, as far as both the Company and third parties are concerned, by way of transfer order signed by the assignor or its representative and the assignee if the shares have not yet been paid-up. The transfer order is registered on the day of its receipt on a numbered and initialized register called "registre des mouvements" (share transfer ledger).

The Company may require that the signatures on the transfer orders be certified by a public officer or a mayor, without prejudice to any legal rules to the contrary.

Shares transfer fees are borne by the assignee, except agreement to the contrary between the parties.

Transfer orders concerning shares not paid up to amounts due and payable shall be rejected.

The Company updates, at least on a six-month basis, the list of shareholders with the indication of the domicile declared by the shareholders.

Title to the shares results from their inscription in the name of the holder(s) on the registers or accounts held to that end by the Company or its representative.

ARTICLE 11 – RIGHTS AND DUTIES ATTACHED TO THE SHARES

Each share gives the right to title in the Company’s assets, a share in profit and in the liquidation surplus, proportional to the value of the existing shares.

The same treatment shall be applied to all the shares that make up or that shall re make up the share capital, as far as the fiscal expenses are concerned.

As a consequence, all taxes that, for any reason, due to the repayment of the capital of these shares, could become due with respect to certain of them only, either during the life of the Company or upon liquidation thereof, shall be allocated among all the shares composing the capital at the moment of this repayment or these repayments, such that all existing or future shares grant to their holder, for the paid-up but not redeemed amount, the same real benefits and give them the right to receive the same net proceeds.

Each time it is necessary to hold several shares to exercise any right, the isolated shares or shares in an number less than the one required number, shall give no right to their holders against the Company; the shareholders shall, in this case, be personally responsible for the gathering of the necessary number of shares.

ARTICLE 12 – PAYMENT OF THE SHARE CAPITAL

The amounts that remain to be paid on the shares to be paid in cash are requested by the board of directors.

The shareholders are informed of the amounts requested and of the date when the corresponding amounts must be paid, either by a newspapers notice inserted fifteen days in advance in a journal authorized to publish legal notices in the départment where the registered office is located, or by registered letter sent to each of the shareholders within the same time period.

A shareholder that does not proceed on time with the requested payments on the shares he holds, shall automatically and without prior notice owe a late payment interest calculated day by day, as of the date the amount was due, at the legal rate applicable in commercial matters plus tree points and without prejudice to enforcement measures set forth by law.

ARTICLE 13 – BOARD OF DIRECTORS

The Company is managed by a Board of Directors composed of at least three members and a maximum of eighteen members.

Subject to the decisions for which French law requires the physical presence of the Directors, the Board of Directors may provide for in its internal regulation that Directors who participate in the board meeting via videoconferencing or telecommunications means allowing for their identification and guaranteeing their effective participation in the Board meeting, in accordance with the provisions of a Conseil d'Etat decree, are deemed present for calculation of the quorum and the majority.

During the term of the Company, the members of the Board of Directors are appointed and removed, in the conditions provided by applicable laws and regulations.

Each member of the Board of Directors must own at least one share during the whole term of his/her office.

The term of office of the members of the Board of Directors is one year.  It expires at the end of the shareholders' meeting called on to rule on the financial statements for the last financial year.

The number of Directors being over the age of 70 years may not, at any time, exceed one third of the total number of Directors in office.

ARTICLE 14 - DELIBERATIONS OF THE BOARD OF DIRECTORS

Board Meetings are convened by the Chairman, as frequently as the interests of the Company so require, either at the registered office, or in any other place indicated in the convening notice.

The members of the Board are convened to meetings by any means, even verbally.

When the Board of Directors has not met for more than two months, at least one third of the members of the Board may request the Chairman to convene a meeting for a defined agenda.

The Managing Director may also request the Chairman to convene a meeting for a defined agenda.

The Chairman is bound by the requests that are addressed to him pursuant to these last two paragraphs.

For sake of validity of deliberations, the effective attendance of at least half of the members in office is required.

Decisions are made with the majority of members present or duly represented: each member holds one vote, and each member may only hold one proxy. The Chairman has no tie-breaking vote.

Deliberations of the Board are recorded in minutes drawn-up, signed and recorded in accordance with applicable laws and regulations.

Copies and excerpts of the minutes for producing in court or elsewhere shall be validly certified either in accordance with applicable laws and regulations.

ARTICLE 15 – POWERS OF THE BOARD OF DIRECTORS

The Board determines the orientation of the Company's activity and ensures that they are implemented.  Subject to the powers expressly granted to the Shareholders Meetings and within the corporate purpose, the Board may address any issue relating to the good operation of the Company and settles Company business through its deliberations.

In its relations to third parties, the Company is bound even by the actions of the Board of Directors that are unrelated to the corporate purpose, unless it can prove that the third party knew that the action exceeded the purpose or could not ignore it under the circumstances, it being excluded that the publication of the by-laws alone is sufficient to constitute such proof.

The Board of Directors undertakes the checks and verifications that it considers to be appropriate.  Each Director receives all the information necessary to accomplish his mission and has access to all documents that he considers useful.

ARTICLE 16 – CHAIRMAN OF THE BOARD OF DIRECTORS

The Board of Directors elects from amongst its members a Chairman, who must be an individual.  The Board determines the Chairman's term of office, which may not exceed his term of office as a Director.

The Chairman of the Board of Directors represents the Board vis-à-vis shareholders and third parties.  He organizes and manages the work of the Board and reports thereon to the meeting of the shareholders.  He oversees the good operation of the Company bodies, in accordance with applicable laws and regulations.

The Chairman of the Board may simultaneously hold offices of managing directors, member of a Board of Directors, of sole managing director, or member of a supervisory Board of stock corporations (sociétés anonymes) having their registered office in the French territory, only to the extent permitted by applicable laws and regulations

The Chairman of the Board is re-eligible.  The Board of Directors may remove him/her at any time.

ARTICLE 17 – GENERAL MANAGEMENT

The general management of the Company is carried out, under his responsibility, either by the Chairman of the Board of Directors or by any other individual appointed by the Board, whether or not chosen from amongst its members, and having the title of Managing Director (Directeur Général).

The Board of Directors chooses between these two ways of exercising the General Management by a simple majority vote.  Absent a vote to that effect, general management is undertaken by the Chairman of the Board of Directors, until a contrary decision is adopted by the Board of Directors.

When the general management of the Company is undertaken by the Chairman of the Board of Directors, the provisions of these by-laws relating to the Managing Director apply to the Chairman of the Board.

The Managing Director is appointed for a term of one year, expiring at the end of the general shareholders' meeting called on to rule on the approval of the financial statements for the last financial year.

The Managing Director has the most extensive powers to act under all circumstances in the name of the Company.  He exercises these powers within the limit of the corporate purpose and subject to the powers expressly granted by law to Board and Shareholder meetings.

He represents the Company in its relations with third parties.  The Company is even bound by the actions of the Managing Director that are not within the scope of the corporate purpose, unless it can prove that the third party knew that the action exceeded this purpose or could not ignore this fact under the circumstances, it being excluded that the publication of the by-laws alone is sufficient to constitute such proof.

The provisions of these by-laws and the decisions of the Board of Directors limiting the powers of the Managing Director may not be invoked against third parties.
Upon a proposal by the Managing Director, the Board of Directors may appoint one or several individuals with the title of Executive Managing Director, responsible for assisting the Managing Director.  The Board of Directors may not appoint more than five Executive Managing Directors.

Executive Managing Directors have the same powers as the Managing Director in respect of third parties.  With the Managing Director's approval, the Board of Directors determines the extent and duration of the powers assigned to the Executive Managing Directors.

The Board of Directors may remove the Managing Director at any time.  The Executive Managing Directors may also be removed, upon a proposal of the Managing Director.  If the removal is without just cause, it may give rise to damages, unless the Managing Director also assumes the functions of the Chairman of the Board of Directors.

Whenever the Managing Director ceases to carry or is prevented from carrying out his duties, the Executive Managing Directors retain their duties and attributions, subject to a contrary decision by the Board, until a new Managing Director is appointed.
An individual may not hold more than one office of Managing Director of stock corporations (sociétés anonymes) having their registered office on the French territory.

The remuneration of the Chairman, and that of the Managing Director and Executive Managing Directors, is determined by the Board of Directors; it may be fixed or proportional or both.

ARTICLE 18 – STATUTORY AUDITORS

The control of the Company's financial statements is carried out by one or several statutory auditors, appointed and exercising their duties, in the conditions provided by law.

The statutory auditor(s) may be assisted with one or several controllers appointed by the Board of Directors and chosen either from amongst its members, or from outside them.  The controllers may be invited by the Chairman to attend to meetings of the Board of Directors.  In this case, they have a consultative vote.

ARTICLE 19 – GENERAL MEETINGS OF SHAREHOLDERS

Shareholders' meetings are called in the conditions provided by applicable laws and regulations.

Meetings take place at the registered office or at any other place indicated in the calling notice.

The right to participate in shareholders' meetings is subject to:

-	the registration of the shareholder in the Company's share accounts for owners of registered shares,

-
the deposit, at the place indicated in the calling notice, of a certificate of account registration issued by the bank, the financial establishment or the stockbroker, depositary of the shares, as the case may be, for the owners of bearer shares.

The time period during which these formalities must be completed expires a day before the date of the meeting.

General meetings of shareholders are chaired by the Chairman of the Board of Directors, or, in his/her absence, by a director specially delegated to this end by the Board, failing which the shareholders' meeting elects its chairman.

The duties of scrutineers are fulfilled by two members of the meeting present and accepting, who hold the higher number of shares.

The meeting officials appoint the secretary of the meeting, who may choose from outside the shareholders.

An attendance sheet is drawn up in the conditions provided by applicable laws and regulations.

Are deemed to be present for purposes of calculating the quorum and majority, the shareholders who participate in the meeting by videoconference or by means of telecommunication, the nature and conditions of which are determined  by a Decree issued by the Conseil d'Etat .

The copies and excerpts of the minutes of the shareholders' meeting are validly certified in accordance with the conditions provided by applicable laws and regulations.

ARTICLE 20 – POWERS AND RESOLUTIONS OF THE SHAREHOLDERS' MEETINGS

The ordinary and extraordinary shareholders' meetings, ruling under the conditions of quorum and majority prescribed by provisions respectively governing them, exercise the powers granted to them by applicable laws and regulations.

ARTICLE 21 - DISSOLUTION - LIQUIDATION

Upon expiration of the term of the Company or in the event of earlier dissolution, the shareholders' meeting determines the method of liquidation and appoints one or several liquidators, of whom it determines their powers, and who exercise their duties in accordance with applicable laws and regulations.

ARTICLE 22 - DISPUTES

Any dispute that may arise during the existence or liquidation of the Company, either between the shareholders or between the Company and the shareholders, regarding the interpretation or the enforceability of these by-laws or regarding, generally, any corporate matter, will be submitted to the relevant courts having jurisdiction where the registered office is located.

To that effect, in the event of a dispute, every shareholder must elect domicile in a place where the courts have jurisdiction over the registered office and all summons or services of process are validly delivered to this domicile.

CERTIFIED TRUE COPY